UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2017

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450

Louisville, Kentucky		40222

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On January 23, 2017, director Robert F. Lentz resigned from his position as a member of the Board of Directors of Sypris Solutions, Inc. (the “Company”) effective as of January 27, 2017. As previously disclosed on a Form 8-K filed with the SEC on August 22, 2016, the Company’s wholly owned subsidiary, Sypris Electronics, LLC (“ Seller”), completed the sale of certain assets, intellectual property, contracts and other assets (the “CSS Sale”) comprised principally of its cyber security business lines to Analog Devices, Inc. Mr. Lentz indicated that after the CSS Sale, the Company would no longer require his cyber and information security business expertise to support its business objectives.

Prior to joining the Board of Directors (“Board”) in July 2012, Mr. Lentz served as a consultant and member of the Senior Advisory Board for Seller from approximately June 2009 until March 2012 after serving as Deputy Assistant Secretary of Defense for Cyber, Identity and Information Assurance in the Department of Defense (“DoD”). During his time on the Senior Advisory Board, Mr. Lentz provided strategic guidance relating to new and emerging technologies in the cyber security marketplace, as well as, valuable facilitation and introductions to potential partners in the cyber security marketplace. Mr. Lentz has provided invaluable strategic advice and guidance to the Company as a member of the Board of Directors, with his extensive knowledge and first-hand experience with many of the companies that make up the cyber security marketplace. The Company and the Board are grateful to Mr. Lentz for his valuable contributions and many years of service which have been a positive influence for the organization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2017	Sypris Solutions, Inc.

	By:	/s/ John R. McGeeney

John R. McGeeney

Vice President, General Counsel and Secretary